EXHIBIT 16.1
March 24, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated March 24, 2014, of Sabine Pass Liquefaction, LLC and are in agreement with the statements contained in the second, third, fourth and sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP